Exhibit 2.1

ASSET PURCHASE AGREEMENT

between

ALASKA FREIGHTWAYS, INC.

as Seller

and

DONALD E. NELSON, RICHARD L. STRAHL AND BRADY L. STRAHL

as Purchaser

TABLE OF CONTENTS

1.	Purchase and Sale of Assets
	1.1.	Purchased Assets
	1.2.	Excluded Assets
	1.3.	Purchase Price for Assets: Allocations
	1.4.	Inventory
	1.5.	Payment of Aggregate Price

2.	Liabilities of Alaska

3.	Creditor Matters

4.	Assembly of Assets

5.	Customer and Supplier Lists and Records

6.	Adjustment of Purchase Price

7.	Approvals, Permits, Licenses and Authorizations

8.	Brokerage Commissions

9.	Representations and Warranties
	9.1.	Representations and Warranties of Alaska
		9.1.1.	Ownership of Alaska
		9.1.2.	Due Organization; Name and Address; Good Standing, Authority of Alaska
		9.1.3.	Authorization and Validity of Agreements
		9.1.4.	Agreement Not in Conflict with Other Instruments; Required Approvals Obtained
		9.1.5.	Disclaimer of Fraudulent Intent
	9.2	Representations and Warranties of the Purchaser
		9.2.1.	Due Organization; Good Standing; Power
		9.2.2.	Authorization and Validity of Documents

10.	Particular Covenants
	10.1.	Risk of Loss
	10.2.	Full Access
	10.3.	Furnishing of Certain Information
	10.4	Short Year Tax Return

11.	Closing
	11.1.	Time, Date and Place
	11.2.	Alaska’s Conditions to Close
	11.3.	Purchaser’s Conditions to Close
	11.4.	Actions to Be Taken at the Closing
	11.5.	Contemporaneous Transfer
	11.6.	Operation of Business

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12.	Indemnification by Purchaser to Alaska
	12.1.	Indemnification by Each of the Purchasers
	12.2	Survival of Obligation to Indemnify
	12.3	Notice and Procedure

13.	Expenses of Transactions

14.	Miscellaneous
	14.1.	Survival of Representations, Warranties and Agreements
	14.2.	Notices
	14.3.	Entire Agreement
	14.4.	Assignability
	14.5.	Binding Effect; Benefit
	14.6.	Severability
	14.7.	Amendment; Waiver
	14.8.	Section Headings
	14.9.	Counterparts
	14.10.	Applicable Law; Jurisdiction and Venue; Service of Process
	14.11.	Legal Expenses
	14.12.	Remedies
	14.13.	Further Assurances
	14.14.	Use of Genders

SCHEDULE 1.1.1	–	Tangible Assets
SCHEDULE 1.1.2	–	Assumed Contracts
SCHEDULE 1.1.5	–	Intangible Property Rights
SCHEDULE 1.1.6	–	Copyrights, Trade Names and Service Marks
SCHEDULE 1.1.8	–	Computer Software Programs
SCHEDULE 1.1.9	–	Actions by Alaska Against Third Parties

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into and effective as of September 29, 2003, by and among ALASKA FREIGHTWAYS, INC., a Nevada corporation (“Alaska”) and DONALD E. NELSON, RICHARD L. STRAHL, and BRADY L. STRAHL (collectively referred to as the “Purchaser”).

EXPLANATORY STATEMENT

A.                                   Alaska operates as a trucking company hauling over the road goods (the “Business”) located at 300 E. 54th Avenue, Suite 200, Anchorage, Alaska 99518.

B.                                     Alaska has entered into an Agreement and Plan of Merger (the “Merger Agreement”), incorporated herein by reference, dated effective as of September 16, 2003 between Alaska, Hythiam Acquisition Corp., a New York corporation (the “Merger Sub”) and Hythiam, Inc., a New York corporation (the “Company”) whereby the Merger Sub will be merged into the Company and the Company will be the surviving corporation, and all common and preferred shares of the Company will be converted to shares of Alaska common stock  (the “Merger”).

C.                                     The Purchaser owns, in the aggregate, Three Million Ten Thousand (3,010,000) shares of .001 par value common stock of Alaska and individually are all of Alaska’s officers and directors.

D.                                    As part of the Merger, Alaska and the Purchaser have agreed to sell all of the assets of Alaska to the Purchaser for all of the shares of Alaska’s common stock owned by Purchaser.

E.                                      Purchaser desires to purchase and Alaska desires to sell and transfer to Purchaser, substantially all of the assets of Alaska used in connection with the Business on the terms and conditions stated herein.

NOW THEREFORE, for and in consideration of the Explanatory Statement that shall be deemed a substantive part of this Agreement, and the mutual covenants, promises, agreements, representations and warranties contained herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereto agree, represent and warrant as follows:

1.                                       Purchase and Sale of Assets.

1.1.                              Purchased Assets.  Except as and to the extent otherwise provided in Section 1.2 below, Purchaser agrees to purchase from Alaska, and Alaska agrees to sell, transfer and assign to Purchaser, all of the assets, wherever located, which are owned by Alaska, or in which Alaska has any rights, title or interest (to the extent of such right, title or interest), and used in connection with the Business (collectively referred to herein as the “Purchased Assets”).  The Purchased Assets shall include, but shall not be limited to, all of Alaska’s right, title and interest in the following:

1.1.1.                     All of the tangible personal property, machinery, equipment, phones, tools, machines and electric parts, supplies, computers, office furniture and fixtures and vehicles, wherever located, owned by Alaska and used in connection with the Business (collectively, the “Tangible Assets”), substantially all the items of which are identified in Schedule 1.1.1 attached hereto;

1.1.2.                     All of the rights, tangible and intangible, and leasehold interests in personal property, of Alaska existing under any of the contracts, agreements, leases, licenses, instruments or commitments that are listed in Schedule 1.1.2 attached hereto, and under any contracts, agreements, leases, licenses, instruments and commitments which are entered into by Alaska in connection with the Business after the date hereof and prior to the “Closing” (as defined below) with the prior written consent of Purchaser (collectively, the “Personal Property Contracts” or collectively referred to as the “Assumed Contracts”);

1.1.3.                     All rights in and to any governmental and private permits, licenses, certificates of occupancy, franchises and authorizations, to the extent assignable, used in connection with the Business;

1.1.4.                     All raw materials, work-in progress and finished-goods inventories, and all repair and replacement parts and materials, and all other parts and materials, used in the Business (collectively, the “Inventory”);

1.1.5.                     All rights in and to any requirements, processes, formulations, methods, technology, know-how, formulae, trade secrets, designs, inventions and other proprietary rights and all documentation embodying, representing or otherwise describing any of the foregoing, owned or held by Alaska in connection with the Business, which are more fully described in Schedule 1.1.5 (the assets described in Sections 1.1.5 through 1.1.8 are referred to as the “Intangible Property Rights”);

1.1.6.                     All copyrights, trade names and service marks of Alaska used in the Business, all of which are set forth in Schedule 1.1.6, and all applications therefor, and all documentation embodying, representing or otherwise describing any of the foregoing with the agreement that the name “Alaska Freightways” will be transferred by Alaska to Purchaser within one (1) year of Closing;

1.1.7.                     All rights in and to the customer lists, promotion lists, supplier lists, marketing data and other complications of names and data developed in connection with the Business, and which shall be delivered by or on behalf of Alaska to Purchaser at or prior to the Closing;

1.1.8.                     All of Alaska’s rights in and to the computer software programs (including software licensed to Alaska) used in connection with the Business or developed or under development by, or on behalf of, Alaska in connection with the Business or developed or under development by, or on behalf of, Alaska in connection with the Business and identified on Schedule 1.1.8, including the source code, object code and documentation for such software, in each case to the extent that Alaska possesses and has a right to possess and transfer the same (provided, however, that copies of all financial data and information, and any software necessary to access or process it, shall be provided or made available to Alaska following the Closing);

1.1.9.                     All causes of action, claims, suits, proceedings, judgments or demands, of or held by Alaska against third parties which are listed on Schedule 1.1.9 attached hereto;

1.1.10.               All accounts and notes receivable pertaining exclusively to Alaska’s conduct of the Business existing as of the Closing Date;

1.1.11.               Copies of all account lists, files, books and records, including personnel records, publications, and other records and data used in connection with the Business except the corporate minute book and shareholder list;

1.1.12.               All goodwill associated with the Business and the Purchased Assets, including the Intangible Property Rights;

1.1.13.               All leasehold interest in the Premises.

1.1.14.               All cash, deposits, certificates of deposit, money market accounts and all other funds held by or on behalf of Alaska.

1.1.15.               All assets of any kind, nature or description owned by Alaska not otherwise described in this Section 1.1 which are used exclusively in connection with the Business and which are not Excluded Assets (as hereinafter defined).

1.2.                              Excluded Assets.  Set forth in Schedule 1.2 is a list and description of assets owned by Alaska and used in connection with the Business which shall not be sold, but shall be retained by Alaska (the “Excluded Assets”).  Notwithstanding anything to the contrary set forth in Section 1.1, the Purchased Assets shall not include any of the Excluded Assets.

1.3.                              Purchase Price for Assets: Allocations.  The purchase price for the Purchased Assets shall be the transfer to Alaska of 3,010,000 shares of $.001 par value common stock of Alaska that is owned by Purchaser (the “Purchase Price”).  The Purchase Price shall be allocated to the Purchased Assets as determined by Purchaser in Purchaser’s sole discretion.

1.4.                              Inventory.  All inventory of Alaska is included in the Purchase Price and shall be conveyed to Purchaser at Closing.

1.5.                              Payment of Aggregate Price.  On the terms and subject to the conditions of this Agreement, at Closing the Purchaser shall pay the Purchase Price to Alaska by stock assignment.

2.                                       Liabilities of Alaska.  Purchaser assumes and shall be solely liable and responsible for all debts, obligations, duties, and liabilities of Alaska and the Business incurred prior to Closing and shall indemnify and hold Alaska harmless therefrom.

3.                                       Creditor Matters.  The transactions contemplated by this Agreement are intended by the parties to be a contemporaneous exchange between Alaska and the Purchaser and will be accomplished at Closing.  The transactions contemplated by this Agreement represent a regularly conducted, noncollusive sale, and have been negotiated by the parties in an arm’s length manner with due regard for the respective obligations of the parties and value of the assets transferred.

4.                                       Assembly of Assets.  Alaska shall assemble all of the Purchased Assets at the Premises for delivery to Purchaser at Closing.

5.                                       Customer and Supplier Lists and Records.  Prior to or at the Closing Alaska shall furnish the Purchaser with all of Alaska’s Customer and Supplier Lists, which shall include a complete and correct list of all of Alaska’s customers and suppliers and their addresses, telephone numbers and such other and further information as the Purchaser may reasonably request in respect of the Business.

6.                                       Adjustment of Purchase Price.  The Purchase Price set forth in Section 1.3 above will not be adjusted at Closing for any prorations.

7.                                       Approvals, Permits, Licenses and Authorizations.  Promptly after the execution of this Agreement, Alaska and Purchaser shall use their best efforts to obtain such approvals, consents, permits, licenses and authorizations, if any, of all Governments and Governmental Agencies (as hereinafter defined) as may be required to complete lawfully the transactions contemplated hereby and to enable the Purchaser to acquire the Assets and operate the Business as operated by Alaska and in full compliance with any and all applicable laws, rules and regulations. Alaska agrees to cooperate fully, execute, acknowledge, swear to and deliver such instruments and documents and take all such other and further actions as may be necessary or desirable in order to obtain such approvals, consents, permits, licenses and authorizations.

8.                                       Brokerage Commissions.   Each party hereto represents to the other party that it, he or she, as applicable, has not incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder’s fees, agent’s commissions, or the like in connection with this Agreement or the transactions reflected hereby.

9.                                       Representations and Warranties.

9.1.                              Representations and Warranties of Alaska. Alaska represents and warrants to the Purchaser and each of them individually as of the date hereof and as of the Closing on the Closing Date that:

9.1.1.                     Ownership of Alaska.  Alaska has the power and authority to sell, assign, transfer and deliver the Purchased Assets to the Purchaser in accordance with the terms of this Agreement, to consummate the transactions contemplated hereby and to enter into the Agreement.

9.1.2.                     Due Organization; Name and Address; Good Standing, Authority of Alaska.  Alaska is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  The only name and business address of Alaska which has been used by Alaska at any time within the past three years ending at the date of the Agreement is “Alaska Freightways” at 300 East 54th Avenue, Suite 200, Anchorage, Alaska 99518. Alaska has full right, power and authority to own, lease and operate its properties and assets, and to carry on its Business.  Alaska is duly licensed, qualified and authorized to do business in each jurisdiction in which the properties and assets owned by it or the nature of the business conducted by it make such licensing, qualification and authorization legally necessary. Alaska is not in breach or violation of, and the execution, delivery and performance of this Agreement will not result in a breach or violation of, any of the provisions of Alaska’s Articles of Incorporation, Bylaws, shareholder agreements or any other corporation documents or agreements, amended to the date of this Agreement (“Alaska’s Corporate Documents”).

9.1.3.                     Authorization and Validity of Agreements.  Alaska has the full right, power and authority to execute, acknowledge and deliver this Agreement and to perform the transactions contemplated by this Agreement. The execution, acknowledgment and delivery of this Agreement by Alaska and the performance by Alaska of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action. This Agreement has been duly executed, acknowledged and delivered by Alaska and is the legal, valid and binding obligation of Alaska, enforceable against Alaska in accordance with its terms, except in each case as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors rights generally.

9.1.4.                     Agreement Not in Conflict with Other Instruments; Required Approvals Obtained.  The execution, acknowledgment, delivery, and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement will not (a) violate or require any consent, approval, or filing under, (i) any common law, law, statute, ordinance, rule or regulation

(collectively referred to throughout this Agreement as “Laws”) of any federal, state or local government (collectively referred to throughout this Agreement as “Governments”) or any agency, bureau, commission, instrumentality or judicial body of any Governments (collectively referred to throughout this Agreement as “Governmental Agencies”), or (ii) any judgment, injunction, order, writ or decree of any court, arbitrator, Government or Governmental Agency by which Alaska (b) conflict with, require any consent, approval, or filing under, result in the breach or termination of any provision of, constitute a default under, or result in the creation of any claim, security interest, lien, charge, or encumbrance upon any of the Purchased Assets pursuant to, (i) Alaska’s Corporate Documents, (ii) any indenture, mortgage, deed of trust, license, permit, approval, consent, franchise, lease, contract, or other instrument, document or agreement to which Alaska is a party or by which Alaska or any of the Purchased Assets is bound, or (iii) any judgment, injunction, order, writ or decree of any court, arbitrator, Government or Governmental Agency by which Alaska or any of the Purchased Assets is bound; and all permits, licenses and authorizations of any Government or Governmental Agency required to be obtained prior to the Closing, shall have been obtained and shall be in full force and effect as of the Closing Date.

9.1.5.                     Disclaimer of Fraudulent Intent. The transactions described in this Agreement have been undertaken by Alaska in good faith, considering their obligations to any person or entity to whom Alaska owes a right to payment, whether or not the right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, claims are called “Creditors” under this paragraph), and have undertaken these transactions without any intent to hinder, delay or defraud any such Creditors, and either have disclosed in the ordinary course of business or will undertake to disclose to all such Creditors the existence of this transaction, and have not and will not conceal this transaction or the proceeds of this transaction from any such Creditors. Alaska further represents and warrants that: (i) it will not retain possession or control of any of the property transferred under this Agreement following the Closing; (ii) Alaska has not been sued or threatened with suit by any Creditor prior to the execution of this Agreement; (iii) Alaska has not removed or concealed any assets from any Creditors; (iv) Alaska has not incurred any individual or aggregate debt that is significantly greater than the normal and customary debts of Alaska in the ordinary course of business; and (v) Alaska at Closing believes in good faith that Alaska will receive consideration reasonably equivalent to the value of the assets transferred under this Agreement.

9.2                                 Representations and Warranties of the Purchaser.  The Purchaser represents and warrants to Alaska, as of the date hereof and as of the Closing on the Closing Date that:

9.2.1.                     Due Organization; Good Standing; Power.  The Purchaser has full right, power and authority to enter into this Agreement and to perform its obligations hereunder and thereunder.

9.2.2.                     Authorization and Validity of Documents.  The execution, delivery and performance by the Purchaser of this Agreement and the transactions contemplated hereby and thereby, have been duly and validly authorized by the Purchaser. This Agreement has been duly executed, acknowledged and delivered by the Purchaser and is a legal, valid and binding obligation of the Purchaser and when executed and delivered, will be legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms except as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors’ rights generally.

10.                                 Particular Covenants.

10.1.                        Risk of Loss.  All risk of loss or damage to or destruction of the Purchased Assets, in whole or in part, shall be and remain with Alaska until the Closing and all of the transactions contemplated hereby shall have been consummated.

10.2.                        Full Access.  Alaska shall afford to Purchaser, its counsel, accountants, lenders and investors (and accounting and legal and other authorized representatives), upon reasonable prior notice by Purchaser of the identity of such representatives, full access during normal business hours to all of its properties, personnel and information, including, without limitation, financial statements and records, leases and agreements and tax returns, to determine that the purchase of the Purchased Assets can be consummated in accordance with applicable statutes and regulations, to verify the accuracy of the representations and warranties made herein and to fully investigate the affairs of the business of Alaska as fully as the Purchase may desire. Alaska shall furnish to the Purchaser and its representatives, such information and data concerning the Purchased Assets and the operation of Business of Alaska as the Purchaser, or any such representative thereof, shall reasonably request.

10.3.                        Furnishing of Certain Information.  If requested by Purchaser, Alaska (i) shall make, or cause to be made, available to Purchaser true, correct and complete copies of Alaska’s historical audited and interim financial statements, if any, for any periods prior to the Closing Date and such other information concerning Alaska or the Business as Purchaser may request; and (ii) shall permit Purchaser’s independent public accountants to have access to the books and records of Alaska so that any unaudited historical financial statements and other financial information of Alaska and its subsidiaries, if any, can be reviewed or audited. It is acknowledged by Purchaser that Purchaser has requested and has received all due diligence information Purchaser deemed necessary and that this Agreement is specifically not contingent upon Purchaser’s review of additional information provided by Alaska hereunder.

10.4                           Short Year Tax Return. The Purchaser agrees that they will cause Alaska to prepare federal and state tax returns, as applicable, for Alaska for the tax year 2003 from January 1, 2003 through the date of the Closing of the Merger and provide such tax return(s) to the Company as soon as practicable.  Purchaser shall timely pay any tax liability of Alaska shown on such return or resulting from the transactions contemplated hereby.

11.                                 Closing.

11.1.                        Time, Date and Place. The closing of the purchase and sale of the Purchased Assets and the other transactions contemplated by this Agreement (referred to throughout this Agreement as the “Closing”) shall take place immediately prior to and at the same location as the Merger closing.  The time, place and date of the Closing are referred to throughout this Agreement as the “Closing Date.”  Each party shall be responsible for and pay the normal and customary Closing costs applicable to each such party.  Further, each party shall be responsible for their respective legal fees and costs relating to the preparation and review of this Agreement and the transactions contemplated by this Agreement.

11.2.                        Alaska’s Conditions to Close.  Alaska’s obligation to close the transactions contemplated hereby at the Closing shall be subject to the complete satisfaction and fulfillment of all of the following conditions precedent, any or all of which may be waived in whole or in part by Alaska (but no such waiver of any such condition precedent shall be or constitute a waiver of any covenant, promise, agreement, representation or warranty made by the Purchaser in this Agreement):

11.2.1.               All representations and warranties made by the Purchaser in this Agreement shall be complete and accurate at and as of the Closing on the Closing Date.

11.2.2.               All covenants, promises and agreements made by the Purchaser in this Agreement and all other actions required to be performed or complied with by the Purchaser under this Agreement prior to or at the Closing shall have been fully performed or complied with by the Purchaser.

11.2.3.               The Merger closes in accordance with the Merger Agreement.

11.3.                        Purchaser’s Conditions to Close.  The Purchaser’s obligation to close the transactions contemplated hereby at the Closing shall be subject to the complete satisfaction and fulfillment of all of the following conditions precedent, any or all of which may be waived in whole or in part by the Purchaser (but no such waiver of any such condition precedent shall be or constitute a waiver of any covenant, promise, agreement, representation or warranty made by Alaska in this Agreement):

11.3.1.               All representations and warranties made by Alaska in this Agreement shall be complete and accurate at and as of the Closing on the Closing Date.

11.3.2.               All covenants, promises and agreements made by Alaska in this Agreement and all other actions required to be performed or complied with by Alaska under this Agreement prior to or at the Closing shall have been fully performed or complied with by Alaska.

11.3.3.               Alaska shall have delivered to Purchaser at Closing all instruments, consents, assignments, leases and other documents required by this Agreement including without limitation a bill of sale (“Bill of Sale”) and assignments and such other documents and instruments as Purchaser or its counsel reasonably request to better evidence or effectuate the transactions contemplated herein.

11.3.4.               The Purchaser shall have received all things required to be delivered or furnished to the Purchaser by Alaska hereunder prior to or at the Closing.

11.3.5.               All necessary permits, licenses and approvals required for Purchaser to operate the Business in the manner historically operated by Alaska and full compliance with all applicable Laws shall have been obtained.

11.3.6.               There shall not have occurred any material adverse change in the Business or in the Purchased Assets.

11.3.7.               The Merger closes in accordance with the Merger Agreement.

11.3.8.               If any condition or contingency applicable to Purchaser is not satisfied at or before Closing or if Purchaser shall otherwise exercise any right it may have to terminate this Agreement, then this Agreement shall terminate, each party hereto shall be released and relieved from any further duty, liability or obligation hereunder.

11.4.                        Actions to Be Taken at the Closing.  At the Closing, the following actions, among others, shall occur:

11.4.1.               Alaska shall deliver to the Purchaser the Tangible Assets.

11.4.2.               Alaska shall execute and deliver to the Purchaser the Bill of Sale, with warranties of merchantable title to the Assets, assigning, transferring and conveying the Purchased Assets to Richard L. Strahl, Donald E. Nelson and Brady L. Strahl as and in proportion as set forth in written notice from Richard L. Strahl to Alaska at time of Closing.

11.4.3.               The Purchaser shall pay the Purchase Price as set forth in Section 1.3 above by stock assignment and delivery of their original stock certificates for cancellation.

11.5.                        Contemporaneous Transfer.  All transfers, assignments, conveyances, and transactions under this Agreement shall be effected contemporaneously and shall be a contemporaneous exchange for present value between Alaska and the Purchaser.

11.6.                        Operation of Business.  From and after the close of business on the day immediately preceding the Closing Date, Alaska shall cease to operate the Business and shall thereafter not take any action with respect to any of the Purchased Assets or the Business, except as expressly provided herein.

12.                                 Indemnification by Purchaser to Alaska.

12.1.                        Indemnification by Each of the Purchasers. Each of the Purchasers hereby jointly and severally agrees to indemnify and hold harmless Alaska (as it exists subsequent to the closing of the Merger) and its officers, directors and shareholders, against and in respect of:

12.1.1.               Any loss, claim, liability, obligation or damage suffered or incurred by Alaska resulting from or arising in connection with any misrepresentation, breach of warranty, or non-fulfillment of any covenant or agreement on the part of Alaska or the Purchaser contained in the Merger Agreement;

12.1.2.               Any liability or claim which may be asserted against Alaska arising out of, relating to, or in connection with Alaska’s ownership of its assets prior to the Closing, or Alaska’s business or other activities prior to the Closing;

12.1.3.               Any taxes, as defined in the Merger Agreement, arising out of or relating to the transaction contemplated by this Agreement, including without limitation any state or federal income taxes realized as a result of the transfer of the Alaska assets to the Purchaser; and

12.1.4.               All actions, suits, investigations, proceedings, demands, assessments, judgments, reasonable attorneys’ fees, costs and expenses incident to the foregoing, including, but not limited to, any audit or investigation by any governmental entity.

12.2                           Survival of Obligation to Indemnify.  The indemnity obligations of this Section 12 shall survive the Closing and the payment of the consideration therefor for a period of one (1) year from the Closing (or in the case of Section 12.1.2, the expiration of the applicable statute of limitation within which claims may be brought against Alaska for such activities, or in the case of Section 12.1.3., three (3) years from the date of filing of any required return), and shall continue thereafter with respect to: (a) matters which the party seeking indemnity hereunder shall have given the other party written notice of as provided herein prior to one (1) year from the Closing; and (b) any claims, actions, suits, investigations or proceedings based on fraud or willful misconduct, willful misrepresentation or willful breach of warranty.

12.3                           Notice and Procedure. Any party claiming indemnity hereunder (hereinafter referred to as the “Indemnified Party”) shall give the party against whom indemnity is sought (hereinafter referred to as the “Indemnifying Party”) prompt written notice after obtaining knowledge of any claim or the existence of facts as to which recovery may be sought against it in respect of which the Indemnifying Party may be liable because of the indemnity provisions set forth in this Section 12. If such claim for indemnity arises in connection with a legal action instituted by a third party (hereinafter a “Third Party Claim”), the Indemnified Party hereby agrees that, within ten (10) Business Days after it is served with notice of the assertion of any Third Party Claim for which it may seek indemnity hereunder, the Indemnified Party will notify the Indemnifying Party in writing of such Third Party Claim.

12.3.1.               The Indemnifying Party shall, within ten (10) Business Days after the date that the Indemnified Party gives notice of a claim (whether a Third Party Claim or otherwise) as provided above, notify the Indemnified Party whether it accepts or contests its obligation of indemnity hereunder as claimed by the Indemnified Party.

12.3.2.               If the claim for indemnity arises in connection with a Third Party Claim and the Indemnifying Party accepts its indemnity obligation hereunder, the Indemnifying Party shall have the right, after conceding in writing its obligation of indemnity hereunder, to conduct the defense of such action at its sole expense through counsel reasonably acceptable to the Indemnified Party. The Indemnified Party shall cooperate in such defense as reasonably necessary to enable the Indemnifying Party to conduct its defense, including providing the Indemnifying Party with reasonable access to such records as may be relevant to its defense.  The Indemnifying Party shall be entitled to settle any such Third Party Claim without the prior written consent of the Indemnified Party provided that the Indemnifying Party provides the Indemnified Party with reasonable assurances that the Indemnified Party will be fully indemnified by the Indemnifying Party in connection with any such Third Party Claim.  The Indemnified Party shall be entitled to retain its own counsel at its own expense in connection with any Third Party Claim that the Indemnifying Party has elected to defend.  If the Indemnifying Party accepts its indemnity obligations hereunder in connection with a Third Party Claim but elects not to conduct the defense thereof, the Indemnified Party may defend and/or settle such Third Party Claim and shall be entitled to be indemnified for the full amount of such claim and all costs and expenses, including attorneys’ fees, incurred in connection therewith pursuant to this Section 12.3.2.

12.3.3.               If the claim for indemnity arises in connection with a Third Party Claim and the Indemnifying Party contests or does not accept its indemnity obligation hereunder, the Indemnified Party shall have the right to defend and/or settle such Third Party Claim and thereafter seek indemnity from the other party pursuant to this Section 12.3.3, however, that the Indemnified Party shall not settle any such claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

12.3.4.               If the claim for indemnity arises other than in connection with a Third Party Claim and the Indemnifying Party accepts its indemnity obligation hereunder, the Indemnifying Party shall, upon the request of the Indemnified Party, pay the full amount of such claim to the Indemnified Party or to the third party asserting such claim as directed by the Indemnified Party.  If the claim for indemnity arises other than in connection with a Third Party Claim and the Indemnifying Party contests its indemnity obligation hereunder, the Indemnified Party shall have the right to defend, settle or take any other action with respect to such claim and thereafter seek indemnity pursuant to this Section 12.3.4.; provided, however, that the Indemnified Party shall not settle any such claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

13.                                 Expenses of Transactions.  All sales, transfer and use taxes incurred in connection with the sale, assignment, transfer and delivery of the Purchased Assets shall be paid by the Purchaser.

14.                                 Miscellaneous.

14.1.                        Survival of Representations, Warranties and Agreements. All of the representations, warranties, covenants, promises and agreements of the parties contained in this Agreement (or in any document delivered or to be delivered pursuant to this Agreement or at or in connection with the Closing) shall survive the execution, acknowledgment and delivery of this Agreement and the consummation of the transactions contemplated hereby.

14.2.                        Notices.  All notices, requests, demands, consents, and other communications which are required or may be given under this Agreement (collectively, the “Notices”) shall be in writing and shall be given either (a) by personal delivery against a receipted copy, or (b) by certified or registered United States mail, return receipt requested, postage prepaid, to the following addresses:

(i) If to Alaska, to:

Alaska Freightways, Inc.

300 East 54th Avenue, Suite 200

Anchorage, Alaska 99518

Attn:  Donald E. Nelson, President

With a copy to:

Law Office of Gary A. Agron

5445 DTC Parkway, Suite 520

Greenwood Village, Colorado 80111

(ii) If to the Purchaser, to:

Richard L. Strahl

300 East 54th Avenue, Suite 200

Anchorage, Alaska 99518

Donald E. Nelson

300 East 54th Avenue, Suite 200

Anchorage, Alaska 99518

Brady L. Strahl

300 East 54th Avenue, Suite 200

Anchorage, Alaska 99518

With a copy to:

Law Office of Michael J. Tauger

5445 DTC Parkway, Suite 520

Greenwood Village, CO 80111

or to such other address of which written notice in accordance with this Section 14.2 shall have been provided by such party.  Notices may only be given in the manner hereinabove described in this Section 14.2 and shall be deemed received when given in such manner.

14.3.                        Entire Agreement.  This Agreement (including the Schedules and Exhibits hereto) constitutes the full, entire and integrated agreement between the parties hereto with respect to the subject matter hereof, and supercedes all prior negotiations, correspondence, understandings and agreements among the parties hereto respecting the subject matter hereof.

14.4.                        Assignability.  This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto; provided, however, the Purchaser may assign this Agreement to any corporation or other entity to be formed and owned or controlled by the Purchaser and, upon such assignment, shall be released and relieved from any further duty, liability or obligation hereunder.

14.5.                        Binding Effect; Benefit.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal and legal representatives, guardians, successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations, or liabilities.

14.6.                        Severability.  Any provision of this Agreement which is held by a court of competent jurisdiction to be prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability, without invalidating or rendering unenforceable the remaining provisions of this Agreement.

14.7.                        Amendment; Waiver.  No provision of this Agreement may be amended, waived or otherwise modified without the prior written consent of all of the parties hereto.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement herein contained.  The waiver by any party hereto of a breach of any provision or condition contained in this Agreement shall not operate or be construed as a waiver of any subsequent breach or of any other conditions hereof.

14.8.                        Section Headings.  The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

14.9.                        Counterparts and Facsimile Signatures.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. A facsimile signature shall be deemed an original signature for all purposes.

14.10.                  Applicable Law; Jurisdiction and Venue; Service of Process.  This Agreement was made in the State of Nevada, and shall be governed by, construed, interpreted and enforced in exclusive accordance with the laws of the State of Nevada.

14.11.                  Legal Expenses.  If any legal action is commenced to enforce any provision of this Agreement, the prevailing party in such legal action shall be entitled to receive, in addition to any damages or other legal remedy, his, her or its legal costs including but not limited to legal fees, court costs and expert fees, incurred in such action.

14.12.                  Remedies.  The parties hereto acknowledge that in the event of a breach of this Agreement, any claim for monetary damages hereunder may not constitute an adequate remedy, and that it may therefore be necessary for the protection of the parties and to carry out the terms of this Agreement to apply for the specific performance of the provisions hereof.  It is accordingly hereby agreed by all parties that no objection to the form of the action or the relief prayed for in any proceeding for specific performance of this Agreement shall be raised by any party, in order that such relief may be expeditiously obtained by an aggrieved party.  All parties may proceed to protect and enforce their rights hereunder by a suit in equity, transaction at law or other appropriate proceeding, whether for specific performance or for an injunction against a violation of the terms hereof or in aid of the exercise of any right, power or remedy granted hereunder or by law, equity or statute or otherwise.  No course of dealing and no delay on the part of any party hereto in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice its rights, powers or remedies, and no right, power or remedy conferred hereby shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available by law, in equity, by statute or otherwise.

14.13.                  Further Assurances.  Alaska agrees to execute, acknowledge and deliver, after the date hereof, without additional consideration, such further assurances, instruments and documents, and to take such further actions, as the Purchaser may reasonably request in order to fulfill the intent of this Agreement and the transactions contemplated hereby.

14.14.                  Use of Genders.  Whenever used in this Agreement, the singular shall include the plural and vice versa, and the use of any gender shall include all genders and the neuter.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first above written.

PURCHASER:	ALASKA:

Alaska Freightways, Inc.

By:
Richard L. Strahl		Donald E. Nelson, President

By:
Donald E. Nelson		Richard L. Strahl, Chairman

Brady L. Strahl